Mail Stop 6010




December 28, 2005



Mr. Duane D. Deaner
Chief Financial Officer
Environmental Tectonics Corporation
County Line Industrial Park
Southampton, Pennsylvania 18966

	RE:	Environmental Tectonics Corporation
		Form 10-K/A for the fiscal year ended February 5, 2005
		Filed May 26, 2005
		File No. 1-10655

Dear Mr. Deaner:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief